ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "**Agreement**") dated as of the 25th day of ~~September~~ August, 2017 is made and entered into by and between **MUSCLE MAKER BRANDS CONVERSION, INC.**, a California corporation (the "**Assignor**") and **MUSCLE MAKER DEVELOPMENT, LLC** a Nevada limited liability company (the "**Assignee**").

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Section 1. **Assignment of Agreements**. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby irrevocably assigns, transfers, and conveys to the Assignee, all of the Assignor's right, title and interest in, to and under all franchise agreements, international franchise agreements multi-unit agreements and other agreements listed on Schedule 1 attached hereto (the "**Assigned Agreements**") (including any revenue in connection with the Assigned Agreements that has not been recognized as income by the Assignor) to have and to hold the same unto the Assignee, its successors and assigns, forever. The Assignee hereby accepts the assignment, transfer, and conveyance, of all of the Assigned Agreements.

Section 2. **Assignment of Gift Card Obligations**. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby irrevocably assigns, transfers, and conveys to the Assignee all of the assets, liabilities and obligations of Assignor related to or arising out of Assignor's gift card transactions set forth on Schedule 2 attached hereto (the "**Gift Card Obligations"**) to the Assignee and the Assignee desires to accept the transfer, conveyance, assignment and delivery thereof.

Section 3. **Representations of the Assignor**. The Assignor represents, warrants, covenants and agrees that it has good and marketable title to the Assigned Agreements and all assets related to the Gift Card Obligations.

Section 4. **Cooperation**. At any time or from time to time after the date hereof, at the Assignee's request and without further consideration, the Assignor shall execute and deliver to the Assignee such instruments of transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Assignee may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Assignee, and to confirm the Assignee's right and title to, all of the Assigned Agreements and Gift Card Obligations, and, to the full extent permitted by law, to put the Assignee in actual possession and

operating control of the Assigned Agreements and Gift Card Obligations and to assist the Assignee in exercising all rights with respect thereto.

Section 5. **Limited Power of Attorney**. The Assignor hereby constitutes and appoints the Assignee the true and lawful attorney of the Assignor, with full power of substitution, in the name of the Assignor or the Assignee, but on behalf of and for the benefit of the Assignee: (i) to demand and receive from time to time any and all of the Assigned Agreements and Gift Card Obligations and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that the Assignee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assigned Agreements and Gift Card Obligations; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Assigned Agreements and Gift Card Obligations; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Assignee shall deem desirable. The Assignor hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by them in any manner or for any reason.

Section 6. **Assumption of Liabilities**. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignee hereby undertakes and agrees, from and after the date hereof, to assume and to pay, perform and discharge when due the liabilities of Assignor related to the Assigned Agreements and Gift Card Obligations. Other than as specifically stated above, the Assignee assumes no other debt, liability or obligation of the Assignor by this Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by the Assignee shall remain the obligations of the Assignor, its successors and assigns.

Section 7. **Miscellaneous**. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of California applicable to a contract executed and performed in the State of California. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part has been severed and deleted. The parties' rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Assignment and Assumption of Agreements to be duly executed, as of the day and year first written.

MUSCLE MAKER BRANDS CONVERSION, INC.

By: /s/ Robert E. Morgan
Name: ROBERT MORGAN
Title: PRESIDENT

MUSCLE MAKER DEVELOPMENT, LLC

By: /s/ Robert E. Morgan
Name: ROBERT MORGAN
Title: PRESIDENT